                             Vendor Supply Agreement

THIS VENDOR SUPPLY AGREEMENT ("Agreement") is entered into this 19th day of
February, 2001, by and between Surgical Safety Products, Inc. ("Vendor"), having its business address at 3665 Bee Ridge Road, Suite 300, Sarasota, Florida, 34233
and DeRoyal Industries, Inc. ("DeRoyal"), a Tennessee corporation, having its business address at 200 DeBusk Lane, Powell, Tennessee, 37849.

WHEREAS, Vendor has agreed to manufacture and sell to DeRoyal Product as defined herein and subject to Section 5.1, will manufacture and supply Product, on a non-exclusive basis for DeRoyal; and

WHEREAS DeRoyal desires to purchase Product from Vendor to be marketed, distributed, and sold by DeRoyal.

NOW THEREFORE in consideration of the terms, covenants, conditions, promises, provisions and agreements set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. PRODUCT

1.1 "Product" shall mean the SutureMate(r) (U.S. Patent No. 4,969,893) which
DeRoyal shall purchase from Vendor.

1.2 DeRoyal shall provide purchase orders ("PO") for purchases of the Product.
Vendor shall manufacture the Product in quantities designated by DeRoyal. For the initial order, Product shall be shipped within seven (7) weeks of receipt of a valid PO from DeRoyal; thereafter, Product shall be shipped within five (5)
weeks of receipt of a valid PO from DeRoyal ("Lead Time"). DeRoyal will issue
POs adhering to the Lead Time. However, should an order be requested from
DeRoyal which requires less time to deliver Product to DeRoyal than the agreed
Lead Time, Vendor will do its best to fill such order within that requested time.

1.3 At the sole discretion of DeRoyal, failure to ship within the Lead Time set forth in Section 1.2 shall be considered a material breach and shall not be subject to the cure provisions set forth in Sections 3.2 and 3.3. Should DeRoyal decide to continue this Agreement, Vendor shall expedite such late orders using an air carrier, and shall be responsible for all freight charges and expenses incurred from such shipment.

1.4 DeRoyal relies upon Vendor to provide first quality Product to fulfill
DeRoyal's customers' expectations for quality and timeliness. The Product will conform to the specifications as forth on Exhibit C. Should any portion of any shipment not conform to those specifications, DeRoyal, may at its sole discretion, refuse to accept the entire shipment or may refuse to accept only those portions of the shipment which fail to conform to the specifications.

1.5 Vendor certifies that the Product shall be free from any latex materials including any packaging or labeling materials.

1.6 For the term hereof, DeRoyal agrees to purchase and Vendor agrees to supply
DeRoyal's requirements of the Product in non-sterile bulk.

1.7 DeRoyal shall require marketing support and assistance from Vendor and/or
Dr. Michael Swor during the term of this Agreement, including but not limited to, the following provisions:

(a) guidance to literature and advertising layouts
(b) access to relevant studies
(c) copyright permission on any articles, videos, and any other publications
(d) packaging, labeling, and instructions for use
(e) trade shows assistance as mutually agreed upon by the parties
(f) market research data
(g) current customers' lists
(h) other relevant marketing assistance

1.8 Vendor shall notify DeRoyal with thirty (30) days' advance written notice of any and all Product, packaging, labeling, and/or processing changes. Any changes that include latex materials shall be considered a material breach of this
Agreement as set forth in Sections 3.2 and 3.3 below. Should Vendor not be able to cure this material breach as set forth in Section 3.3, DeRoyal shall terminate this Agreement.

1.9 Tuthill Plastics Group in Clearwater, Florida will manufacture the Product.
In the event that Vendor shall consider the appointment of an another manufacturer to produce the Product during the term hereof, Vendor shall communicate all relevant terms and conditions of such appointment to DeRoyal within sixty (60) days of the determination of such appointment. Vendor shall also not substitute manufacturers without the prior written approval of DeRoyal.
Vendor agrees to communicate such utilization of a substitute manufacturer to
DeRoyal ninety (90) days before such substitution is implemented.

2. PRICING

2.1 Vendor will invoice DeRoyal on or after the actual shipment date of the
Product. DeRoyal will pay Vendor the amounts set forth in the invoice. Payment terms shall be five percent (5%) thirty (30) days, net forty-five (45) days from the date of the invoice.

2.2 The price of the Product shall be based on the following cumulative volumes:

Unit Volume                                    Price per Unit
0 - 15,000                                         $2.25
15,001 - 25,000                                    $2.00
25,001 and above                                   $1.25

Subject to Sections 2.3 and 2.4, the prices of the Product shall remain in effect for three (3) years from the Effective Date. For the purposes of this
Agreement, "Effective Date" shall mean the date first above written. DeRoyal shall review prices annually beginning one (1) year from the Effective Date.
Should DeRoyal determine that prices need to be decreased, such price decreases shall be agreed upon by both parties.

2.3 Vendor warrants that the prices, payment terms, and other terms and conditions for the Product covered under this Agreement are not less favorable than the prices, payment terms, or other terms and conditions offered to
Vendor's most favored customer for like Product or similar quantities. Should
Vendor offer any of its other customers more favorable prices, payment terms, or other terms and conditions for substantially comparable Product and quantities during the term of this Agreement, Vendor shall extend such prices, payment terms, or other terms and conditions to DeRoyal. Vendor shall credit DeRoyal for any reductions in price of the Product within thirty (30) days from the effective date of the price reduction.

2.4 Throughout the Initial Term and any subsequent renewal periods, Vendor agrees to engage in cost-reduction savings that it agrees to convey to DeRoyal.
Vendor agrees that a minimum of five percent (5%) of such cost-reduction savings shall be passed to DeRoyal in the form of a price decrease above and beyond any reductions as outlined in Section 2.2 and 2.3. Vendor shall convey such price reduction savings to DeRoyal within thirty (30) days after being established by
Vendor.

2.5 In the event that this Agreement is terminated due to a material breach or a non-curable breach caused by Vendor as set forth herein, DeRoyal shall not be responsible for (i) any inventory on hand held by Vendor, (ii), (ii) Product ordered by DeRoyal, but not yet delivered, or (iii) any Product in transit to
DeRoyal. Any Product that is in transit to DeRoyal shall be returned by DeRoyal to Vendor at Vendor's expense. However, should any material breach or a non-curable breach be caused by DeRoyal, DeRoyal shall be responsible for purchasing all inventory as set forth in Section 4.5 above.

3. TERM/TERMINATION

3.1 The term of this Agreement shall be for three (3) years from the Effective
Date ("Initial Term"). Thereafter, this Agreement shall be automatically renewed for additional one (1) year periods, unless either DeRoyal terminates this
Agreement with ninety (90) days advance written notice to Vendor as set forth in
Section 3.4 or as provided herein.

3.2 Either party may terminate this Agreement for the other's material breach of this Agreement, but only after the breaching party is given thirty (30) days'
written notice of the material breach by the other party, and is given an opportunity to cure the material breach within such time period.

3.3 If the breach is curable, and is timely cured within thirty (30) days after such notice, the Agreement will continue in full force and effect. In the event the breaching party does not timely cure a curable breach, or if the breach is non-curable, then this Agreement will terminate upon the expiration of the thirty (30) days.

3.4 During the Initial Term or any subsequent periods, DeRoyal may terminate this Agreement without cause with ninety (90) days advance written notice to
Vendor.

3.5 Upon termination of this Agreement by DeRoyal, DeRoyal shall be responsible for taking delivery of any inventory ordered by DeRoyal, but not yet delivered and making payment in accordance with the terms set forth herein.

4. DELIVERY OF PRODUCT

4.1 All Product shall be shipped from the Tuthill Plastics Group facility located at Clearwater, Florida. Vendor shall not substitute facilities without the prior written approval of DeRoyal. Vendor agrees that the utilization of a substitute plant shall not result in additional charges or costs to DeRoyal of any nature, including transportation and distribution charges or costs. Such additional charges or costs shall be the responsibility of Vendor, unless
DeRoyal agrees in advance by written notice to Vendor to pay such charges or costs.

4.2 Payment of all freight charges will be the responsibility of DeRoyal as long as Vendor uses the common carriers selected by DeRoyal. Should Vendor use a common carrier not selected by DeRoyal, Vendor shall be responsible for payment of freight charges associated with such shipment unless DeRoyal approved the common carrier prior to such shipment. The risk of loss shall pass to DeRoyal upon delivery to and acceptance of the Product by DeRoyal.

4.3 The Product shall conform to the product quality specifications provided to
Vendor by DeRoyal set forth in the attached Exhibit B and the product specifications set forth in Exhibit C. Should any portion of any shipment to
DeRoyal not conform to those specifications, DeRoyal may, at its sole discretion, refuse to accept the entire shipment or may refuse to accept only those portions of the shipment which fail to conform to the specifications. The risk of loss and responsibility for shipping charges shall remain with Vendor for any delivered product not accepted by DeRoyal.

4.4 Vendor shall include its lot numbers and DeRoyal's part number on all shipping labels.

4.5 Subject to Section 5.1, Vendor shall not require minimum order amounts from
DeRoyal of either quantity or dollar volume.

4.6 DeRoyal agrees to provide Vendor with the Quality Assurance Methodology to be used by DeRoyal for determining acceptance or rejection of product received from Vendor as set forth in the attached Exhibit B. This methodology shall be in accordance with customary inspection and acceptance methods generally used in the medical device industry.

5. EXCLUSIVITY

5.1 For a period of eight (8) months from the date of the first sale of the
Product by DeRoyal after the Effective Date ("Exclusivity Period"), DeRoyal shall purchase the Product exclusively from Vendor. Within thirty (30) days before the end of the Exclusivity Period, the parties shall review the annualized unit purchases of Product by DeRoyal. The Exclusivity Period shall be continued for the remaining term of this Agreement if DeRoyal maintains or exceeds the annualized purchases for each of the first three (3) quarters of the
Exclusivity Period beginning on the Effective Date. DeRoyal shall purchase at least eight thousand (8,000) units for the first quarter, at least four thousand
(4,000) units for the second quarter, and at least ten thousand five hundred
(10,500) units for the third quarter. However, should DeRoyal's purchases be less than ninety percent (90%) of the annualized unit purchases provided herein,
Vendor shall have the right to terminate the Exclusivity Period.

5.2 Should DeRoyal not meet its annualized unit purchases as provided in Section
5.1 and Vendor decides to sell the Product to another customer, Vendor agrees to notify DeRoyal of its intent to sell the Product to another customer at least thirty (30) days prior to such transaction.

5.3 In the event that Vendor entertains offers to sell part or all of its operations during the Exclusivity Period, DeRoyal has the right of first refusal to purchase all or part of Vendor's operations as outlined in Section 12.2.

6. INABILITY TO SUPPLY

6.1 Neither party will be deemed to be in default nor in breach of this
Agreement or responsible for nonperformance or delays in performance, other than for obligations regarding payment of money for purchase orders and components or confidentiality, due to any event beyond the reasonable control of such party, including but not limited to, acts of God, war, riots, civil disruption, loss of or delays in acquiring adequate supply of materials or manufacturing capacity, or other manufacturing problems and/or delays, or changes in governmental policies, laws, or regulations.

6.2 Vendor will have all Product ordered by DeRoyal available for delivery to
DeRoyal by the scheduled Lead Time set forth in Section 1.2 above. In the event that Vendor shall not be able to deliver Product as scheduled, Vendor shall provide DeRoyal with advance notice of that fact and the new estimated delivery date. DeRoyal shall have the option to accept the new delivery date or cancel the PO for such Product without penalty. In addition, should DeRoyal accept the new delivery date, Vendor shall be responsible for all freight charges and expenses incurred from such shipment.

7. REPRESENTATIONS AND WARRANTIES

7.1 Vendor warrants to DeRoyal that as of the date of transfer of title of the
Product to DeRoyal:

        (a) Each of the Product will meet the applicable Product
            Specifications set forth in Exhibits B and C, in addition to
            Vendor's quality control test methods that are in effect as of the date of title transfer;

        (b) The Product is manufactured in accordance with the Quality System
            Regulation and any other regulations applicable to the
            manufacture, sale, or marketing of medical devices as issued by the Food and Drug Administration ("FDA") and/or any applicable foreign laws, rules, and regulations;

        (c) Each of the Product conforms to all regulatory requirements and applicable standards and all necessary regulatory approvals necessary for the marketing and sale of the Product have been obtained by Vendor;

        (d) The manufacture, sale, use, or marketing of the Product do not infringe the intellectual property rights of any other party, including, but not limited to, patent rights, trademark rights, copyright, and trade secret rights; and

        (e) Vendor transfers to DeRoyal good title in the Product, free and clear of all liens and encumbrances.

7.2 If any Product is found to have defects, DeRoyal will give written notice of such defects, including reasonable details and samples, to Vendor. Vendor will then review the defect claim within thirty (30) days after receipt. If Vendor agrees that the defect is covered by a warranty, Vendor will notify DeRoyal and
DeRoyal will deliver the defective Product to Vendor within thirty (30) days of
Vendor's return authorization. All transportation charges for the return of such
Products shall be paid by Vendor.

7.3 DeRoyal shall have the option to send back excess inventory, customer returned Product, and/or discontinued Product ("Excess Inventory") to Vendor upon written notice to Vendor. Vendor shall ensure that DeRoyal receives within thirty (30) days after receipt of written notice from DeRoyal return authorization to return the Excess Inventory to Vendor.

7.4 DeRoyal shall have full return privileges for all unsold inventory for the purposes of stock balancing. DeRoyal shall have the option of withholding five percent (5%) of all invoices for a period of one hundred twenty (120) days as a return reserve.

7.5 For all returns, Vendor shall issue to DeRoyal credit on any outstanding invoices. However, should DeRoyal not owe Vendor any outstanding balances,
Vendor shall issue cash payments to DeRoyal for the returns.

8. DEROYAL'S COMPLIANCE

8.1 DeRoyal will ascertain and comply with all applicable laws and regulations and standards of industry in connection with the use, shipping, distribution, and promotion of the Product, including without all limitation, those applicable to Product' claims, labeling, approvals, regulations, and notifications.

9. BOOKS AND RECORDS

9.1 DeRoyal will maintain for five (5) years from the date of production all of its books and records pertaining to all Product sales, sufficient to adequately administer a recall of any Product.

9.2 Vendor will maintain for five (5) years after termination of this Agreement all of its books and records pertaining to all Product' manufacturing.

10. INDEMNIFICATION AND INSURANCE

10.1 DeRoyal will defend, indemnify, and hold Vendor and its officers, directors, shareholders, employees and agents harmless from any and all third party claims (including reasonable attorneys' fees, costs and disbursements)
arising from:

        (a) DeRoyal or any of its agents or employees' negligence or willful misconduct; and/or

        (b) Breach by DeRoyal or any of its agents or employees of any warranty contained in this Agreement.

10.2 Vendor will defend, indemnity, and hold DeRoyal and its officers, directors, employees and agents harmless from third party claims (including reasonable attorneys' fees, costs and disbursements)to the extent arising from:

        (a) Vendor or any of its agents or employees' negligence or willful misconduct;

        (b) Breach by Vendor or any of its agents or employees of any representation or warranty contained in this Agreement.

10.3 In any claim where a duty to indemnify may or will arise, the party who would be entitled to indemnify ("Non-Indemnifying Party") will not settle any such claim, confess judgment, knowingly allow itself to be defaulted, allow any judgment to be taken against the party potentially responsible for indemnification (the "Indemnifying Party"), without first:

        (a) Giving notice to the Indemnifying Party immediately upon becoming aware of the claim;

        (b) Allowing the Indemnifying Party to meaningfully participate in the resolution and/or settlement of the claim; and

        (c) Obtaining the Indemnifying Party's prior written consent to any such settlement or consent judgment, which consent will not be unreasonably withheld or delayed.

10.4 Furthermore, the Indemnifying Party will not be liable for attorney's fees or expenses of litigation of the Non-Indemnifying Party unless the
Non-Indemnifying Party promptly tenders and gives the Indemnifying Party the opportunity to assume control of the defense or settlement. In addition, if the
Identifying Party assumes such control, it will only be responsible for the legal fees and litigation expenses of the attorneys it designates to assume control of the litigation or settlement. All payments, settlements, judgments, and expenses incurred in connection with any settlement or judgment entered into or allowed without complying with the foregoing obligations will be borne by the
Non-Indemnifying Party.

10.5    (a) Vendor shall maintain Product liability insurance in a minimum amount of one million dollars ($1,000,000) per occurrence and up to five million dollars ($5,000,000) aggregate. Vendor shall name DeRoyal as an additional insured on its product liability insurance and shall supply DeRoyal a certificate of insurance evidencing such insurance within thirty (30) days after the execution of this Agreement.

        (b) Vendor shall obtain a certificate of insurance from Tuthill Plastics
Group evidencing product liability insurance in the amounts set forth in the above subsection (a) within thirty (30) days from the execution of this
Agreement. Vendor shall forward a copy of such certificate of insurance to
DeRoyal.

11. CONFIDENTIAL INFORMATION

11.1 As used in this Agreement, the party disclosing such Information, as the term is defined below, is referred to as the "Disclosing Party;" the party receiving such Information is referred to as the "Recipient."

        (a) Information. As used in this Agreement, the term "Information"
            shall mean:

                (i)  discoveries, concepts, inventions, innovations, and ideas
                     (including, but not limited to, the nature and results of
                     research and development activities), processes, formulae, techniques, know-how, designs, drawings and specifications;
                (ii) production processes, marketing techniques, purchasing information, pricing information, quoting procedures,
                     licensing policies, licensee and licensor information,
                     financial information, business records, regulatory affairs and quality assurance information, market information,
                     employee and consultant names and job descriptions and
                     abilities, customer and prospective customer information and agreements, manufacturer and supplier information and
                     agreements, and data and other information or material
                     relating to the manner in which any customer (or prospective customer) or a manufacturer (or a prospective manufacturer)
                     of Vendor and/or DeRoyal does business;
                (iii)marketing or sales strategies and plans, business
                     strategies and plans, financial strategies and plans,
                     product strategies and plans, research and development
                     plans, and all other plans and strategies of Vendor and/or
                     DeRoyal;
                (iv) proprietary rights, trade secrets, intellectual property, agreements, contracts, licenses, proposals, budgets,
                     forecasts, projections, and any other information or
                     material relating to the business or activities of Vendor
                     and/or DeRoyal which is not generally known to others;
                (v)  any of the information or material described herein which is the property of any other person or entity which has
                     revealed or delivered such information or material to Vendor
                     and/DeRoyal pursuant to a contractual relationship with
                     Vendor and/or DeRoyal or otherwise in the course of Vendor and/or DeRoyal's business; and

                (vi) all information for which the unauthorized disclosure could be detrimental to the interest of Vendor and DeRoyal, and will include any and all information described herein
                     whether or not such information is identified or marked
                     confidential.

        (b) Confidentiality of Information. The Recipient shall hold in confidence, and shall not disclose to any person outside the organization, any Information. The Recipient shall use such
            Information only for the purpose for which it was disclosed and shall not use or exploit such Information for its own benefit or the benefit of another without the prior written consent of the
            Disclosing Party. The Recipient shall disclose Information received by it under this Agreement only to persons within its organization who have a need to know such Information in the course of the performance of their duties and who are bound to protect the confidentiality of such Information. Upon request of the Disclosing Party, or upon termination of this Agreement,
            Recipient shall promptly return to the Disclosing Party all
            Information that Recipient has received in, or reduced to, tangible form, and destroy all copies of software and related documentation in intangible media, and certify to Disclosing
            Party that Recipient has returned and/or destroyed all
            Information.

        (c) Limitation on Obligation. Notwithstanding the Recipient's
            confidentiality obligations specified in Subsection (b) above, the Recipient shall have no further obligations, with respect to any Information to the extent that such Information;

           (i)  is generally known to the public at the time of disclosure or becomes generally known through no wrongful act or neglect of the Recipient;
           (ii) is in the Recipient's lawful possession at the time of disclosure as evidenced by Recipient's written records prepared prior to such disclosure;
           (iii)becomes known to the Recipient through disclosure by sources other than the Disclosing Party having the legal right to disclose such Information;
           (iv) is independently developed by the Recipient without reference to or reliance upon the Information, or;
           (v)  is required to be disclosed by the Recipient to comply with applicable laws or governmental regulations, provided that the Recipient provides
                Disclosing Party with prior written notice of such disclosure and an opportunity to defend against such disclosure, and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

        (d) Ownership of Information. The parties hereto agree that the party disclosing Information is and shall remain the exclusive owner of such Information and all patent, copyright, trade secret,
            trademark, and other intellectual property or proprietary rights therein. No license or conveyance of such rights to the Recipient is granted or implied under this Agreement.

12. OPTIONS

12.1 In the event that Vendor shall consider the appointment of an Exclusive
Distributor for the Product during the term hereof, Vendor shall communicate all relevant terms and conditions of such appointment to DeRoyal within sixty (60)
days of the determination of the terms and conditions of such appointment.
DeRoyal shall have the right of first refusal to become Exclusive Distributor for the Product by entering into an Exclusive Distributor Agreement which terms and conditions are substantially the same with regard to material terms and conditions as the initial considerations for the appointment.

12.2 DeRoyal shall have a right of first refusal in the event that Vendor shall entertain offers to sell part or all of its operations. Vendor shall be obligated to communicate any offer to purchase all or part of its operations, including patents and other intellectual properties, and assets including its customer listing regarding the Product to DeRoyal within thirty (30) days of receipt of such offer, including all relevant terms and conditions of such offers. DeRoyal shall have the right to match such offers within thirty (30)
days of the communication of such offers to DeRoyal. Should DeRoyal make an offer which is substantially the same with regard to material terms and conditions as the received offer, Vendor shall accept the offer of DeRoyal.
Should DeRoyal decide not to purchase such assets from Vendor within thirty (30)
days of the communication of such offers, the parties shall renegotiate this
Agreement.

12.3 The receipt and sufficiency of due consideration for these Options is hereby acknowledged.

13. RECALL, VENDOR AUDITS, AND REGULATORY COMPLIANCE

13.1    Recall or Product Withdrawal.

        (a) DeRoyal will be the primary contact for any regulatory agencies in the event of recall or Product withdrawal for Product sold or distributed by DeRoyal. The parties will cooperate with each other in such inquiry and/or recall or Product withdrawal.

        (b) In the event of recall or Product withdrawal, Vendor shall provide immediate notification to DeRoyal's Director of Quality Assurance and
            Regulatory Affairs at 200 DeBusk Lane, Powell, Tennessee. Vendor shall also provide recall or Product withdrawal notification to DeRoyal's
            Director of Procurement at 200 DeBusk Lane, Powell, Tennessee. Such
            notification shall include, but is not limited to, the reason or cause of the recall or Product withdrawal, the part numbers, and lot numbers.

        (c) Vendor agrees to compensate DeRoyal for all reasonable costs, damages, and liabilities incurred by DeRoyal for such recall or Product withdrawal.

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13.2    Medical Device Reports. The parties will promptly alert each other to any reports of facts that may be grounds for the filing of Medical Device Reports, as defined by the FDA, with respect to the Product.

13.3    Vendor Audits. DeRoyal shall have the right at reasonable intervals to audit Vendor's Quality System to insure its effectiveness at delivering Product compliant with any product specifications or regulatory requirements. In the event that DeRoyal determines, in its discretion, that a quality issue is being experienced with Vendor's Product, DeRoyal may conduct a Vendor audit in response to such quality issues in order to attempt to correct such quality issues. However, in no event shall this right be considered a requirement that
DeRoyal accept non-conforming Product or be required to continue to purchase
Product from Vendor if DeRoyal has a good faith belief that Vendor's Quality
System does not provide adequate assurance in the quality of the Product supplied by Vendor.

13.4    Compliance Requirements.

        (a) Vendor agrees to abide by GMP guidelines concerning the manufacturing of Product to be purchased by DeRoyal and to have in place a Quality
            System in order to insure compliance of the Product to any appropriated product specifications or regulatory requirements. To the extent that any Product supplied by Vendor is a Medical Device, as defined by appropriate regulatory authority, Vendor agrees to abide by all appropriate regulations concerning the manufacturing, sale, and marketing of medical devices.

        (b) Vendor agrees to provide to DeRoyal, upon request, all documentation regarding Vendor's Quality System, any FDA registration or device listing documents, and the results of any FDA or ISO audits, internal or external, for review by DeRoyal Quality Assurance and Regulatory
            Affairs. Such information, to the extent confidential or proprietary, shall be maintained in confidence by DeRoyal for the duration hereof and shall promptly be returned by DeRoyal upon termination of this
            Agreement.

        (c) Vendor shall provide DeRoyal a Certificate of Conformance (COC) and/or a Certificate of Analysis (COA) with each lot and/or shipment.

13.5    Questionnaire. DeRoyal shall provide Vendor a Proposed Vendor Questionnaire in which Vendor shall complete within thirty (30) days after receipt of such questionnaire. For the purposes of the Agreement, "Proposed Vendor
Questionnaire" means specific issues relevant to Vendor's materials management, purchasing, finance, and regulatory practices and policies.

14. GOVERNING LAW

14.1 This Agreement shall be construed in accordance with the laws of Tennessee.
The parties hereby agree to submit to the jurisdiction of the courts in
Knoxville, Tennessee. Proper venue shall be in the Federal or State Courts located in Knoxville, Tennessee.

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15. SEVERABILTY

15.1 If any time any one or more of the provisions of this Agreement (or any paragraph, sub-paragraph or any part thereof) is held to be or becomes void or otherwise unenforceable for any reason under any applicable law, the same will be deemed omitted, and the validity and/or enforceability of the remaining provisions of this Agreement will not in any way be effected or impaired thereby.

16. HEADINGS

16.1 The headings for the provisions of this Agreement are inserted for ease of reference and will not affect their construction.

17. NOTICES

17.1 Any notice authorized or required to be given by this Agreement will in the case of notice to Vendor be sent to it at the address or telefax number as set forth adjacent to its signature below or such other address as Vendor will from time to time notify DeRoyal and will in the case of a notice to DeRoyal be sent to DeRoyal at the address or telefax number as set forth adjacent to its signature below or such other address as DeRoyal will from time to time notify
Vendor. Any such notice may be given by United States certified mail, postage prepaid, return receipt requested, or facsimile transmission (if such transmission is followed promptly by notice by first class United States mail).
Service shall be deemed to have been effected five (5) days after deposit in the
United States mail and twenty-four (24) hours after dispatch by facsimile transmission.

18. INTEGRATION AND WAIVER

18.1 This Agreement may be executed in counterparts, each of which will be an original and both of which will be the same instrument. This Agreement, including the Exhibits that are attached, constitutes the entire understanding between Vendor and DeRoyal about the transactions contemplated hereby and supersedes all prior agreements, understandings, and negotiations between the parties, written or oral, regarding the subject matter of this Agreement. No waiver of any provisions of the Agreement of any right or obligations of either party will be effective unless said waiver is in writing and signed by the parties. This Agreement will not be modified except in writing signed by the parties. A waiver of any of the provisions of this Agreement shall not constitute a waiver of any other provisions nor shall it constitute a continuing waiver, unless said waiver is in writing and signed by the party granting the waiver.

19. ARBITRATION

19.1 Any dispute arising out of or relating to this Agreement or the breach, termination, or validity thereof which has not been resolved by negotiation or mediation within thirty (30) days of the notice of requesting mediation will be finally settled by arbitration conducted expeditiously in accordance with the
Rules of the American Arbitration Association by a sole independent and impartial arbitrator if the dispute is for less than one hundred thousand

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dollars ($100,000) or by three (3) independent and impartial arbitrators (of whom each party will appoint one, and the two arbitrators will appoint the third) if the dispute is for one hundred thousand dollars ($100,000) or more.
The arbitration will take place at the Atlanta office of the American
Arbitration Association and will be governed by the United States Arbitration
Act. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The arbitration will be governed by the laws of the State of Tennessee. The arbitrator(s) are not empowered to award damages in excess of compensatory damages.

20. PENALTIES

20.1 DeRoyal shall have the right to deduct from any outstanding invoices the following amounts for failure to follow the packaging and shipping guidelines provided in this Agreement:

        (a) Fifty dollars ($50) per occurrence for non-conforming or no packing slip.
        (b) Fifty dollars ($50) per occurrence for no PO number on packing slip.
        (c) Sixty dollars ($60) per set for improperly packaged sets of Product.
        (d) Five hundred dollars ($500) per day for backorders exceeding thirty (30)
            days from Lead Time.

20.2 DeRoyal shall have the right to deduct from any outstanding invoices two thousand dollars ($2,000) for changes to the Product, raw materials, Product specifications, packaging and/or processing without notifying and receiving prior approval from DeRoyal.

20.3 DeRoyal shall have the right to deduct from any outstanding invoices eight thousand dollars ($8,000) for latex contents to Product, packaging, and/or labeling, and shall be considered a material breach of this Agreement as set forth in Section 1.7.

20.4 DeRoyal shall have the right to deduct from any outstanding invoices two thousand dollars ($2,000) for failure to notify DeRoyal of Product recalls.

21. ASSIGNMENT

21.1 Neither party will assign its rights or delegate its obligations under this
Agreement without the prior written consent of the other party; provided, however, that either party may assign this Agreement to any entity which acquires all or substantially all of its stock, assets, or business, and either party may assign this Agreement to a wholly owned subsidiary of the party. This
Agreement will be binding on all successors and assignees of the parties.

22. RELATIONSHIPS OF THE PARTIES

22.1 Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed as to constitute
Vendor or DeRoyal as partners, agents, or joint ventures. Neither party hereto will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

                                       13

        IN THE WITNESS WHEREOF, the parties have executed this Agreement on the date and place set forth opposite the undersigned signatures.

SURGICAL SAFETY PRODUCTS, INC.                     DEROYAL INDUSTRIES, INC.

By: ______________________________ By: ________________________________

Its: ______________________________ Its: ________________________________

Date: _____________________________ Date: _______________________________

                                       14

                                    EXHIBIT A

                                     Product

Description    Case Quantity     Case Dimension     Case Weight

CP-9301        2,000 per Cs      12" x 12"          10 to 20 lbs.

                                       15

                                    EXHIBIT B

                         Product Quality Specifications

                             CONFIGURATION/MATERIALS

Product configuration must match this manufacturing specification.
SutureMate(R)will be injection molded using thermoplastic. HDPE with no colorant
(natural color). The blade is stainless steel; the foam pad is polyethylene foam; the adhesive pad is polyethylene foam with a hot melt polyamide adhesive and a release liner.

                                     VISUAL

REQUIREMENTS                                           ACCEPTANCE CRITERIA

Part Integrity                  Product must be fully formed with no holes, (i.e.
                                pin holes) and must be intact. Deformed product is not
                                acceptable.

Cracks                          Product must be free from cracks. Cracks in any part of
                                the product are not acceptable.

Short Shot                      Short shot in any part of the product is not
                                acceptable.

Sharp Edges                     Parts with sharp edges are not acceptable.

Grease                          All products must be free of grease.

Burn                            Burn mark bigger than 0.40 mm is not acceptable. See TAPPI
                                Chart.

Flash                           Flash greater than 0.05" is not acceptable. Flash must not be sharp enough to cut a surgical glove.

Contamination                   Product must be free from contamination. A single
                                spec found on the product larger than 0.40 mm is not
                                acceptable, however specs less than 0.30 mm are acceptable provided two or less are found on each part. See TAPPI
                                Chart. All parts should be free of any grease or other
                                removable contamination.

Imbedded Particulate            A maximum of 1.00 mm2 is acceptable. See
                                TAPPI chart.

Stress Mark                     A maximum of 0.180" of stress mark is acceptable.

Assembly                        Product parts should be fully assembled. Foam inserts
                                should be secure and there should be no gat between the foam insert and the well in which it is placed. The blade must be secure and may not be exposed in any way.

                                       16

                                    EXHIBIT C

                             Product Specifications